NOMURA PARTNERS FUNDS, INC.

RULE 12b-1 DISTRIBUTION AND SHAREHOLDER SERVICING PLAN FOR

CLASS S SHARES OF THE JAPAN FUND

The following Rule 12b-1 Distribution and Shareholder Servicing Plan (the “Plan”) for Class S shares of The Japan Fund (the “Fund”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by Nomura Partners Funds, Inc. (the “Corporation”), a Maryland corporation. The Plan has been approved by a majority of the Corporation’s Board of Directors (the “Board”), including a majority of the directors who are not interested persons of the Corporation and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Disinterested Directors”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board determined that the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval by the Board included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

Section 1. Distribution and Service Fee. The Corporation may charge Class S shareholders of The Japan Fund an annual distribution expense and service fee (the “12b-1 Fee”) to finance Class S distribution and shareholder service expenses pursuant to Section 2 hereof. The 12b-1 Fee shall not exceed 0.25% of the Fund’s Class S shares average daily net assets on an annual basis (the “Maximum Fee”). Such fee shall be calculated and accrued daily and paid at such intervals as the Board shall determine, subject to any applicable restriction imposed by rules of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

Section 2. Permitted Uses of the 12b-1 Fee. (a) The Corporation, or its distributor, may enter into written agreements (“Related Agreements”) approved by the Board with one or more securities dealers, financial institutions or any other person, including the distributor (each such dealer, institution or person, a “Service Organization”) pursuant to which the Corporation shall use the 12b-1 Fee to reimburse such Service Organization for expenses incurred by the Service Organization in: (i) undertaking any activity primarily intended to result in sale of Class S shares of the Fund, including promotion and distribution; or (ii) the provision of services to the Class S shareholders of the Fund. Without limiting the generality of the foregoing, it is contemplated that by reimbursing Service Organizations pursuant to the Related Agreements, the 12b-1 Fee may be used, among other things:

(1) to pay for the costs of payments, including incentive compensation, made to third parties, including wholesalers and consultants, that provide distribution, marketing, advertising or shareholder related services with respect to Class S shares of the Fund;

(2) to pay for the provision of Class S shareholder services to the Fund and its shareholders, including, but not limited to, subaccounting for, and processing, all Fund Class S share transactions at the shareholder level; crediting distributions from the Fund to Class S shareholder accounts; determining amounts to be reinvested in the Fund; assisting customers in changing account options, account designations and account addresses; disseminating tax information and mailing Fund information, such as prospectuses and annual and semi-annual reports to beneficial owners of Fund Class S shares; answering routine inquiries regarding Fund Class S shares; providing any other Class S shareholder services not otherwise provided by the Fund’s transfer agent; and providing such other administrative and personal services as may be reasonably requested and which are deemed necessary and beneficial to Fund Class S shareholders;

(3) to pay for costs incurred in conjunction with advertising and marketing of the Class S shares of the Fund, including, but not limited to, costs of preparing, printing and distributing prospectuses, statements of additional information, reports on the Fund and others sales literature to prospective shareholders, securities dealers and others;

(4) to pay for the formulation and implementation of marketing and promotional activities in connection with Class shares, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(5) to pay for obtaining whatever information, analyses and reports with respect to marketing and promotional activities the Fund may, from time to time, deem advisable in connection with Class S shares; and

(6) to pay for other costs incurred in the implementation and operation of the Plan.

Expenses shall be deemed incurred by a Service Organization whether paid directly by the Service Organization or by a third party to the extent reimbursable by the Service Organization. The expenses reimbursed pursuant to this Plan may, as determined by the Board, include an element of reasonable profit to the Service Organization.

(b) Each Related Agreement shall provide the maximum amount of expenses for which the corresponding Service Organization may be reimbursed on an annual basis (the “Maximum Reimbursable Amount”), provided that the aggregate amount of expenses reimbursable on an annual basis under all Related Agreements shall not exceed the Maximum Fee.

(c) An expense incurred by a Service Organization that is not reimbursable pursuant to Section 2(a)–(b) hereof at the time such expense is incurred (including expenses not reimbursable due to the Maximum Reimbursable Amount and Maximum Fee limits) may not be carried forward for future payment. All such expenses shall be the sole responsibility of the Service Organization that incurred such expenses.

(d) If any amount of the 12b-1 Fee is not used to reimburse a Service Organization pursuant to a Related Agreement, the Fund may use such remaining amount for its expenses of distributing its Class S shares including, but not limited to, payment for the cost of preparing, printing and distributing prospectuses and statements of additional information to prospective investors and of implementing and operating the Plan as well as payment of capital or other expenses of associated equipment, rent, salaries, bonuses, interest and other overhead costs.

(e) If any amount of the 12b-1 Fee is not used pursuant to paragraphs (a) or (d) of this Section 2, such amount shall be returned to the Fund in such manner as is determined by the Board.

Section 3. Indirect Expenses. While the Corporation is authorized to make payments directly for Class S distribution and shareholder servicing pursuant to Section 2 hereof, it is expressly recognized that the Corporation currently pays fees, such as an advisory fee and an administration fee, to third parties. To the extent that any payment made by the Corporation to a third party should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class S shares of the Fund within the meaning of Rule 12b-1, then such payments shall be deemed to be authorized by this Plan.

Section 4. Reports. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any Related Agreement shall provide to the Board, and the Directors shall review, at least quarterly, a written report of all amounts so expended. This report shall include the identity of the recipient of each payment, the purpose for which the amounts were expended and such other information as the Board may reasonably request.

Section 5. Effectiveness. This Plan shall not take effect until it has been approved (a) by the vote of a majority of the outstanding voting securities of the Fund and (b) together with any Related Agreements, by vote of the majority of the Board, and of the Disinterested Directors, cast in person at a Board meeting called for the purpose of voting on this Plan or such Related Agreement.

Section 6. Term. This Plan shall continue in effect for a period of one year after it takes effect and may be continued thereafter for additional one year periods only so long as such continuance is specifically approved at least annually in the manner provided in clause (b) of Section 5 hereof for the approval of this Plan.

Section 7. Termination. This Plan may be terminated at any time by the vote of a majority of the Disinterested Directors or by vote of a majority of the outstanding voting securities of Class S shares of the Fund. If this Plan is terminated, the Fund shall have no liability for distribution expenses that were submitted but not reimbursed as of the date of termination.

Section 8. Requirements as to Related Agreements. Any Related Agreement shall be in writing and shall provide (a) that such Related Agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Disinterested Directors or by the vote of a majority of the outstanding voting securities of Class S shares of the Fund on not more than 60 days’ written notice to any other party to the Related Agreement; and (b) that such Related Agreement shall terminate automatically in the event of its assignment.

Section 9. Amendment. This Plan may be amended in the manner provided in clause (b) of Section 5 hereof for the approval of this Plan; provided that the Plan may not be amended to increase materially the Maximum Fee without shareholder approval.

Section 10. Fund Governance Standards and Brokers and Dealers. While this Plan is in effect, (i) the Board shall satisfy the fund governance standards defined in Rule 0-1(a)(7) under the Act and (ii) the Corporation shall comply with the requirements of Rule 12b-1(h) regarding the compensation of, and the direction of portfolio securities transactions to, brokers or dealers.

Section 11. Preservation of Materials. The Corporation shall preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 4 hereof, for a period of not less than six years (the first two years in an easily accessible place) from the date of such Plan, agreement or report, as the case may be.

Section 12. No Obligation. This Plan shall not obligate the Corporation or any other party to enter into an agreement with any particular person.

Section 13. Meanings of Certain Terms. As used in this Plan, the terms “assignment,” “interested person,” and “the vote of a majority of the outstanding voting securities” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Effective: September 2005

Clarified: October 2008

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